EX-99                                                         PRESS  RELEASE


iBIZ Technology Corp. Acquires Synosphere LLC
Wednesday January 21, 11:29 am ET

PLANO, Texas, Jan. 21 /PRNewswire-FirstCall/ -- iBIZ Technology Corp. (OTC Bulletin Board: IBZT - News) and Synosphere LLC, today announced the completion of the company's acquisition of Synosphere LLC, a Plano, TX-based specializing in the development of innovative handheld computer technologies. In addition, Synosphere has key intellectual property rights pending for 10 United States patent applications, 7 of which are related to Synosphere's new product, The Blue Dock(TM). Synosphere's initial product, the Blue Dock(TM), is the world's first PDA docking station to allow a PDA to function as a primary computing platform in a desktop environment, without the need for an additional workstation or laptop.

The Blue Dock(TM) was first publicly introduced at the Consumer Electronics Show 2004, and has since received many favorable product reviews from around the world. The gadgeteer.com ( www.the-gadgeteer.com ) stated, "There are a lot of mobile warriors that have been using their PDA's as a laptop replacement. This product takes that idea a huge step forward!"

Kenneth Schilling, President and CEO of iBIZ, commented, "The Synosphere acquisition adds significant value to our company by bringing innovative and forward looking products that I believe address the immediate and future needs of handheld and portable computing in schools, hospitals, workplace and other markets. Furthermore, I believe by continually protecting key intellectual property rights, we will be able to create competitive barriers to entry and begin to control specific markets."

Bryan Scott, President and CEO of Synosphere, commented, "The iBIZ acquisition of Synosphere is a perfect match between a technology company and a company that has an excellent reputation and avenue for manufacturing and distributing PDA products. We are excited to work closely with Ken and his team and look forward to future success together."

About iBIZ Technology Corp.

iBIZ is a leading manufacturer and distributor of accessories for personal digital assistant (PDA) and hand-held devices. iBIZ is recognized for innovative, high-quality, competitively priced products available through major retailers. For more information on iBIZ products and services, please visit www.ibizpda.com , email sales@ibizcorp.com, or call 1-800 234-0707.

About Synosphere

Synosphere -- based in Plano, TX -- based specializing in the development of innovative handheld computer technologies that expand and enhance the mobile computing experience. For more information visit www.synosphere.com or contact Synosphere at info@synosphere.com.

About Synosphere Officers

President and Chief Executive Officer

Bryan A. Scott is a founder and the President and CEO for Synosphere. Mr. Scott has over 8 years experience managing the design process and bringing technology to market. He was formerly the CEO and founding member of etoolz, Inc., a company that focused on Java enabled technologies. He successfully founded and managed etoolz, Inc. until its subsequent sale to Eagle Wireless Intl., Inc. Mr. Scott holds a Masters of Science from the University of Texas at San Antonio.

Chief Marketing Officer

Ramon Perales is a founder and the Chief Marketing Officer for Synosphere, LLC and has over 10 years experience in Marketing and Sales. Mr. Perales was the Vice President of Marketing and Sales for etoolz, Inc. and assisted in day-to-day management and strategic planning activities. Mr. Perales was recruited to join etoolz, Inc. from Black and Decker's sales management team. Mr. Perales received his Bachelor of Administration in Marketing from the University of Texas at San Antonio.

About the Blue Dock(TM)

Synosphere's Blue Dock(TM) is the world's first docking station to allow a PDA to function as a primary computing platform in a desktop environment, without the need for an additional workstation or laptop. Easily dock compatible handhelds and productively create, modify, and edit data on a full sized monitor, with optimized and projected full screen video, using a full size keyboard and mouse. Once docked, experience instantaneous access to Email, the Internet, and network resources (file servers, printers, and other shared workstations). Additional data storage is provided through a mobile Secure Digital flash card interface.

Forward-looking statements in this release relating to financing, profits and revenue growth are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties including, without limit, market competition, demand for the Company's products and services, technological change, dependence upon suppliers, and other risks described in the Company's Form 10-KSB for the year ended October 31, 2002.